Exhibit (h)(12)(ii)

SCHEDULE B

VP FUNDS

Effective May 1, 2011 – April 30, 2012

Expense Limit
Fund Name
Access VP High Yield Fund	1.68%
Access VP Bear High Yield Fund*	1.68%

* Not operational.